EXHIBIT 23.1

Consent of independent public accountants

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 26, 2001, included in Transaction Systems Architects, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2001, and to all references to our firm included in this Registration Statement.

Arthur Andersen LLP

Omaha, Nebraska,
February 27, 2002